Stockholder Meeting Results

The Korea Fund, Inc.
The Annual Meeting of Stockholders (the "Meeting") of The Korea Fund, Inc. (the "fund"), was held on October 6, 2004, at the offices of Deutsche Investment Management Americas Inc. (part of Deutsche Asset Management), 345 Park Avenue, New York, NY 10154. At the Meeting, the two candidates nominated for election as Directors by the City of London Investment Group PLC, Julian Reid and Chris Russell, were elected. In addition, stockholders rejected a stockholder proposal to terminate the Fund's investment management agreement with Deutsche Investment Management Americas
Inc. The resulting votes are presented below.

1. To elect two Directors of the fund to hold office for a term of three years, or until their respective successors shall have been duly elected and qualified:
        N
umber
of
Votes:
Directors 						For
			Withheld
Julian Reid
	22,078,233 		112,480
Chris Russell
	22,077,738 		112,975
Susan Kaufman Purcell
	7,407,143 		992,612
Vincent J. Esposito
	7,373,248 		1,026,527

2. To terminate immediately the fund's investment management agreement with Deutsche Investment
Management Americas Inc.:

        N
umber
of
Votes:
        For
	 Against
	Abstain
         18,442,573
	10,355,253
	1,792,639

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